Exhibit 5

MINTZ & FRAADE, P.C.
COUNSELORS AT LAW
488 MADISON AVENUE
NEW YORK, NEW YORK 10022

TELEPHONE	OF COUNSEL
(212) 486-2500	JAY D. FISCHER
EDWARD C. KRAMER
_______	KEVIN J. MCGRAW
ARTHUR L. PORTER, JR
TELECOPIER	JON M. PROBSTEIN
(212) 486-0701	SEYMOUR REITKNECHT
I. FREDERICK SHOTKIN

July 24, 2012

Advantage Disposal Solutions, Inc.
42583 North Coyote Road
Queen Creek, Arizona 85140

Re:           Advantage Disposal Solutions, Inc.

Gentlemen:

Our firm has been requested by Advantage Disposal Solutions, Inc., a Delaware  corporation (the "Company"), to issue a legal opinion with respect to whether the 75,000,000 shares of Common Stock to be registered pursuant to the registration statement on Form S-1 (the "Registration Statement"), which has been filed by the Company with the Securities and Exchange Commission for the purpose of registering such 75,000,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company pursuant to the Securities Act of 1933, as amended (the "Act"), shall upon issuance, be duly and validly authorized, legally issued, fully paid and non-assessable.

In connection with rendering this opinion, we have examined copies of the following (collectively, the “Documents”): (A) the Articles of Incorporation of the Company, as filed with the State of Delaware; (B) the Bylaws of the Company; (C) unanimous written consent of the Directors in lieu of a meeting of the Board of Directors of the Company approving the issuance of the Shares and their inclusion in the Registration Statement dated July 19, 2012 and (D) the Registration Statement.

In our examination of the Documents and in rendering this opinion, we have assumed, without investigation, the following: (A)  the authenticity of the Documents; (B) the genuineness of all signatures to the Documents; (C) the legal capacity and competency of all persons who executed the Documents; (D) that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity based upon our firm having no knowledge of any fraud, misrepresentation, duress or criminal activity and no reason to doubt the credibility or reliability of any of the Documents which have been provided to us for review by the Company and (E) the copies which were submitted to us conform to the originals of the Documents.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to the Documents. We believe that a review of the Documents was what was necessary in order for us to render this opinion.

Based upon the foregoing, it is our opinion that, subject to the limitations set forth herein, the Shares to be sold by the Company pursuant to the Registration Statement, upon payment pursuant to the terms of the Registration Statement, will be duly and validly authorized, legally issued, fully paid and non-assessable when issued by the Company.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm, with respect to the issuance of this opinion under the caption "Interest of Named Experts and Counsel" in the Prospectus which is a part of the Registration Statement.

Very truly yours,

Mintz & Fraade, P.C.

By: /s/ Alan P. Fraade
       Alan P. Fraade